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                           ARTHUR ANDERSEN LETTERHEAD




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


June 18, 2002


Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K date June 18, 2002 of Universal Health Realty Income Trust to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/S/ ARTHUR ANDERSEN LLP



cc: Mr. Kirk E. Gorman, President, Chief Financial Officer
    Secretary and Trustee
    Universal Health Realty Income Trust.